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                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Clemco, Inc. and subsidiary:

We consent to the incorporation by reference in the registration statement (No. 33-80325) on Form S-8 of ProBusiness Services, Inc. of our report dated Mach 19, 1999, except as to note 13, which is as of April 27, 1999, with respect to the consolidated balance sheets of Clemco, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A of ProBusiness Services, Inc. dated July 12, 1999.




KPMG LLP


Atlanta, Georgia
July 12, 1999